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Exhibit 10.14

AGREEMENT AND PLAN OF SHARE EXCHANGE

        THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Exchange Agreement"), is made as of the 16th day of June, 2004, by and between STATE NATIONAL BANCSHARES, INC., a Texas corporation ("State National BHC"), and MERCANTILE BANK TEXAS, a Texas state banking association ("Mercantile Bank").

WITNESSETH:

        A.    Mercantile Bank and State National BHC are parties to that certain Agreement and Plan of Reorganization dated as of April 12, 2004, as amended by that certain First Amendment to the Agreement and Plan of Reorganization dated as of June 16, 2004 (collectively, the "Reorganization Agreement"). This Exchange Agreement is being entered into pursuant to the terms of the Reorganization Agreement.

        B.    Mercantile Bank is a state banking association duly organized and existing under the laws of the State of Texas, having its principal office in the City of Fort Worth, Tarrant County, State of Texas, with authorized capital stock consisting of 250,000 shares of common stock, par value $4.00 per share, of which all shares are issued and outstanding (the "Mercantile Bank Stock");

        C.    State National BHC is a corporation duly organized and existing under the laws of the State of Texas, having its principal office in the City of Lubbock, Lubbock County, State of Texas;

        D.    The majorities of the Boards of Directors of Mercantile Bank and State National BHC, pursuant to the authority given by and in accordance with the provisions of the Texas Business Corporation Act, as amended (the "TBCA"), have approved this Exchange Agreement under which Mercantile Bank will become a wholly-owned subsidiary of State National BHC pursuant to a statutory share exchange (the "Share Exchange") and have authorized the execution hereof; and

        E.    As and when required by the provisions of this Exchange Agreement, all such action as may be necessary or appropriate shall be taken by State National BHC and Mercantile Bank in order to consummate the Share Exchange.

        NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

        1.    The Share Exchange.    Subject to the terms and conditions of this Exchange Agreement, pursuant to the provisions of Article 5.02 of the TBCA, as herein made applicable by Section 32.008 of the Texas Finance Code (the "Finance Code"), at the Effective Date (as defined in Paragraph 15), each shareholder of Mercantile Bank shall be entitled to receive the cash consideration described in Paragraph 6 in exchange for their shares of Mercantile Bank Stock owned of record.

        2.    Effects of the Share Exchange.    At the Effective Date, State National BHC shall become the owner of all of the issued and outstanding shares of Mercantile Bank Stock, and Mercantile Bank shall become a wholly-owned subsidiary of State National BHC, all without any further action on the part of Mercantile Bank, State National BHC or any of their respective shareholders. As of the Effective Date, holders of Mercantile Bank Stock shall have no further rights in their shares of Mercantile Bank Stock, which shall be converted automatically into the right to receive the consideration set forth in Paragraph 6 of this Agreement. The Share Exchange shall have the additional effects provided by Article 5.06 of the TBCA and other applicable law.

        3.    Articles of Incorporation.    The respective Articles of Association and Articles of Incorporation of Mercantile Bank and State National BHC, as in effect immediately prior to the Effective Date, shall remain in effect thereafter, unless and until amended as provided by applicable law.

        4.    Bylaws.    The respective Bylaws of Mercantile Bank and State National BHC, as in effect immediately prior to the Effective Date, shall remain in effect thereafter, unless and until amended or repealed as provided by the respective Bylaws, the respective articles of association or articles of incorporation, as applicable, or applicable law.

        5.    Directors and Officers.    The directors, advisory directors and officers of the Mercantile Bank following the Share Exchange are set forth on Schedule 4 and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Association and Bylaws of Mercantile Bank or as otherwise provided by law. The members of the committees of the Board of Directors of Mercantile Bank at the Effective Date shall be as set forth on Schedule 4.

        6.    Conversion of the Mercantile Bank Stock.

          A.    At the Effective Date by virtue of this Exchange Agreement and without any further action on the part of any holder of Mercantile Bank Stock ("Mercantile Bank Shareholders"), all of the shares of Mercantile Bank Stock issued and outstanding as of the Effective Date shall be converted into the right to receive from State National BHC the aggregate Share Exchange consideration equal to $51,285,000 (the "Share Exchange Consideration"), or $205.14 per share (the "Per Share Consideration").

          B.    In accordance with Paragraph 15, each Mercantile Bank Shareholder shall be required to surrender his shares to State National Bank, a national banking association and wholly-owned subsidiary of State National BHC, which shall act as exchange agent (the "Exchange Agent"), and upon such surrender, each such holder shall be entitled to receive from State National BHC, the Share Exchange Consideration which such holder is entitled to receive as described in Paragraph 6 of this Exchange Agreement. Until so surrendered, each such outstanding certificate representing shares of Mercantile Bank Stock shall be deemed for all purposes, subject only to dissenters' rights under applicable law, to evidence solely the right to receive such Share Exchange Consideration from State National BHC.

        7.    Delivery of Share Exchange Consideration.    Subject to Paragraph 10 of this Exchange Agreement, the Share Exchange Consideration to be paid to the Mercantile Bank Shareholders shall be deliverable at Closing in immediately available funds.

        8.    Stock Transfer Books.    The stock transfer books of Mercantile Bank shall be closed as of the close of business at the Effective Date, and no transfer of record of any of the shares of Mercantile Bank Stock shall take place thereafter.

        9.    Mercantile Bank Shareholders' Meeting.    This Exchange Agreement shall be submitted to the shareholders of Mercantile Bank by written consent of the shareholders. Upon approval by the requisite votes of the shareholders of Mercantile Bank, this Exchange Agreement shall be made effective as soon as practicable thereafter in the manner provided in Paragraph 15 hereof.

        10.    Dissenters' Rights.    Notwithstanding anything in this Exchange Agreement to the contrary, shares of Mercantile Bank Stock that are outstanding immediately prior to the Effective Date and that are held by Mercantile Bank Shareholders who have not voted such shares in favor of the Share Exchange and who shall have otherwise complied with the terms and provisions of Section 5.12 of the TBCA (each a "Dissenting Shareholder") shall be entitled to those rights and remedies set forth in Section 5.12 of the TBCA; provided, however, in the event that a Mercantile Bank Shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBCA, such shares of Mercantile Bank Stock shall be converted into and represent only the right to receive the consideration specified in Paragraph 6 of this Exchange Agreement.

        11.    Conditions to Consummation of the Share Exchange.    Consummation of the Share Exchange as provided herein shall be conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

        12.    Termination.    This Exchange Agreement may be terminated and abandoned at any time prior to or on the Closing Date, whether before or after action thereon by the shareholders of Mercantile Bank pursuant to the terms and provisions of the Reorganization Agreement.

        13.    Effect of Termination.    In the event of the termination and abandonment of this Exchange Agreement pursuant to the provisions of Paragraph 12, the liability by reason of this Exchange Agreement or the termination thereof on the part of either Mercantile Bank, State National BHC or the directors, officers, employees, agents or shareholders of either of them shall be determined pursuant to the terms and provisions of the Reorganization Agreement. Such terms and provisions are hereby incorporated herein by reference for all purposes.

        14.    Waiver, Amendment and Modification.    Any of the terms or conditions of this Exchange Agreement may be waived at any time, whether before or after action thereon by the shareholders of Mercantile Bank by the party that is entitled to the benefits thereof. This Exchange Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of Mercantile Bank, by State National BHC and Mercantile Bank; provided, however, that in no event may any amendment hereto be made after action by the shareholders of Mercantile Bank that affects the value of the consideration to be received by the shareholders of Mercantile Bank specified in Paragraph 6 of this Exchange Agreement or that materially and adversely affects the rights of Mercantile Bank's shareholders hereunder without the requisite approval of such shareholders. Any waiver, modification or amendment of this Exchange Agreement shall be in writing.

        15.    Closing Date and Effective Date.    On a date mutually agreeable to State National BHC and Mercantile Bank (herein called the "Closing Date"), which date shall be within fifteen (15) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (unless extended as provided below), a meeting (the "Closing") will take place at which the parties to this Exchange Agreement will exchange certificates, letters and other documents in order to determine whether any condition exists that would permit the parties to this Exchange Agreement to terminate this Exchange Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Exchange Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Exchange Agreement and the Reorganization Agreement. The Closing shall take place at a location mutually agreeable to State National BHC and Mercantile Bank.

        The Share Exchange shall become effective on the date specified in the Certificate of Share Exchange to be issued by the Secretary of State of the State of Texas under the seal of his office, such time being referred to herein as the "Effective Date."

        The Exchange Agent shall send to each holder of one or more certificates representing shares of Mercantile Bank Stock ("Certificates"), a letter of transmittal for use in exchanging such holder's Certificates for the Share Exchange Consideration. Mercantile Bank shall forward letters of transmittal to each of the Mercantile Bank Shareholders, addressed to the most current address of such Mercantile Bank Shareholders according to the records of Mercantile Bank, at least fifteen (15) days prior to the Closing Date unless Mercantile Bank and State National BHC shall mutually agree to send such letters at a later date. If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent at least five (5) business days prior to the Closing Date, then, not later than 2:00 p.m. Fort Worth, Texas time on the Closing Date, State National BHC shall deliver to such holder of such Certificates an amount in immediately available funds equal to the Per Share

Consideration multiplied by the number of shares surrendered by such holder. If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent at any time after five (5) business days prior to the Closing Date, then promptly, and in no event later than five (5) business days after receipt of such Certificates and letter of transmittal, State National BHC shall deliver to such holder of such Certificates an amount equal to the Per Share Consideration multiplied by the number of shares surrendered by such holder. If any record shareholder of Mercantile Bank is unable to locate any Certificate evidencing the Mercantile Bank Stock, such shareholder shall submit to the Exchange Agent an affidavit of lost certificate and indemnification agreement in form acceptable to State National BHC and, if required by State National BHC, a surety bond in an amount equal to the amount to be delivered to such shareholder, in lieu of such Certificate. Notwithstanding the foregoing, neither the Exchange Agent nor any other party to this Exchange Agreement shall be liable to any holder of Certificates representing the Mercantile Bank Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. No interest shall be payable with respect to the payment of the cash portion of the Share Exchange Consideration.

        16.    Multiple Counterparts.    For the convenience of the parties hereto, this Exchange Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Exchange Agreement. A telecopy or facsimile transmission of a signed counterpart of this Exchange Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

        17.    Governing Law.    THIS EXCHANGE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

        18.    Time Is of the Essence.    Time is of the essence with respect to this Exchange Agreement.

        19.    Further Assurances.    Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Date, as may be deemed necessary or desirable to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

        20.    Severability.    In the event that any provision of this Exchange Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Exchange Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Exchange Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Exchange Agreement; and (c) there shall be added automatically as a part of this Exchange Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

        21.    Specific Performance.    Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Exchange Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

        22.    Rules of Construction.    Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Exchange Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Exchange Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word "or" is used in the inclusive sense.

        23.    Binding Effect; Assignment.    All of the terms, covenants, representations, warranties and conditions of this Exchange Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Exchange Agreement, or any provision herein contained, it being the intention of the parties hereto that this Exchange Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Exchange Agreement and for the benefit of no other person. Nothing in this Exchange Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Exchange Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Exchange Agreement. No party to this Exchange Agreement shall assign this Exchange Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Paragraph 23 shall be void and of no effect.

[Signature Page Follows]

[Signature Page to Agreement and Plan of Share Exchange]

        IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be executed by their duly authorized officers as of the date first above written.

MERCANTILE BANK TEXAS
By:	/s/ MORRIE B. MINSHEW Morris B. Minshew, Chairman of the Board

STATE NATIONAL BANCSHARES, INC.
By:	/s/ TOM C. NICHOLS Tom C. Nichols, Chairman of the Board

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  Exhibit 10.14
AGREEMENT AND PLAN OF SHARE EXCHANGE